Exhibit 3.03

LOEWS CORPORATION
BOARD OF DIRECTORS

POLICY STATEMENT REGARDING
CAROLINA GROUP STOCK MATTERS
(adopted in February 2001)

1. General Policy. It is the policy of the Board of Directors (the “Board”) of Loews Corporation (“Loews”) that:

(a) all material matters as to which the holders of the Loews common stock and the holders of Carolina Group stock may have potentially divergent interests shall be resolved in a manner that the Board determines to be in the best interests of Loews and all of its common shareholders, after giving fair consideration to the potentially divergent interests and all other relevant interests of the holders of the separate classes of common stock of Loews; and

(b) a process of fair dealing will govern the relationship between the Loews Group and the Carolina Group and the means by which the terms of any material transaction between them will be determined.

In making determinations in connection with these policies, the members of the Board will act in a fiduciary capacity and pursuant to legal guidance concerning their respective obligations under applicable law.

2. Relationship Between The Groups. The Loews Group and the Carolina Group will be managed in a manner designed to maximize the operations, unique assets and value of both Groups. Lorillard, Inc. will continue to be managed by its independent board of directors and Loews’s other subsidiaries will continue to be managed by their respective boards of directors.

There will be certain limited financial arrangements between the two Groups, including, for example, with respect to debt, taxes and fees for services provided from one Group to the other. However, given the dissimilar nature of the businesses underlying each Group, Loews does not expect the intergroup interactions to be numerous or substantial.

(a) General. Except as otherwise provided in this policy statement, all material commercial transactions between the Loews Group and the Carolina Group will be on commercially reasonable terms taken as a whole and will be subject to the review by, and approval of, the Board.

(b) Allocation of Corporate Overhead and Support Services. Each Group will have access to the support services of the other Group.

With respect to shared corporate services that arise as a result of being part of a combined entity (e.g., securities filing and financial reporting services), costs relating to such services will be allocated, at cost, directly to the Group utilizing those services, and to the extent such costs are not directly attributable to a Group, allocated, at cost, between the Groups on a fair and reasonable basis as determined by the Board. With respect to other support services, while the Groups will seek to obtain for the combined Groups the lowest aggregate cost for all such services, each Group will be entitled to procure such services from the other Group or from third parties.

(c) No Intergroup Interest in Loews Group. The Carolina Group shall not acquire an Intergroup Interest in the Loews Group.

(d) Taxes. Loews and Lorillard, Inc. are parties to a tax sharing agreement (the “Agreement”). The Agreement provides that Lorillard, Inc. will make payments to Loews, and Loews will make payments to Lorillard, Inc., in respect of the consolidated federal income tax liability of a hypothetical affiliated group consisting of Lorillard, Inc. and its subsidiaries, computed on a stand-alone basis as if the members of such hypothetical affiliated group were not members of the Loews affiliated group. The Agreement will remain in effect after the issuance of Carolina Group stock. The allocation of responsibility for taxes between the Loews Group and the Carolina Group will be based on the consolidated tax liability, computed on a stand-alone basis, of a hypothetical affiliated group consisting of the Carolina Group (the “Hypothetical Carolina Affiliated Group”). If the Hypothetical Carolina Affiliated Group has consolidated federal taxable income, or consolidated, combined or unitary taxable income for state, local or foreign tax purposes, for the taxable period, then the Carolina Group will credit the Loews Group an amount equal to the tax that would have been payable by the Hypothetical Carolina Affiliated Group had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group. If the Hypothetical Carolina Affiliated Group has a net operating loss, net capital loss, excess tax credit or other tax attribute for federal income tax purposes, or a consolidated, combined or unitary net operating loss, net capital loss, excess tax credit or other tax attribute for state, local or foreign tax purposes, for the taxable period, then the Loews Group will credit the Carolina Group an amount equal to the refund to which the Hypothetical Carolina Affiliated Group would have been entitled had it filed a consolidated federal, or consolidated, combined or unitary state, local or foreign tax return on a stand-alone basis for such taxable period and all prior taxable periods including periods before the formation of the Carolina Group. In addition and without duplication, the Carolina Group shall be responsible for any tax items arising out of or relating to the following: (i) the treatment of Carolina Group stock as anything other than common stock of Loews, (ii) the actual or deemed disposition of the Carolina Group or of the stock or assets of any entity which is a member of the Carolina Group arising out of or relating to the issuance of Carolina Group stock, and (iii) any distribution of the stock of any company the assets of which are tracked by the Carolina Group stock or any transaction undertaken in connection therewith. For purposes of determining the allocation of responsibility for taxes between the Loews Group and the Carolina Group (i) any payments made pursuant to the Agreement will be credited to the Loews Group or the Carolina Group, as the case may be, and (ii) the notional, intergroup debt owed from the Carolina Group to the Loews Group shall be considered an asset of the Loews Group and a liability of the Carolina Group and interest attributable to the debt will be treated as interest expense to the Carolina Group and interest income to the Loews Group. With respect to taxable periods ending on or prior to the date on which Carolina Group stock is initially issued, the Carolina Group will generally be responsible for the taxes attributable to the businesses and entities reflected in the Carolina Group. The responsibility of the Carolina Group for consolidated income taxes attributable to it will generally be considered to have been settled for taxable periods ending on or prior to the date on which Carolina Group stock is initially issued, except that (i) the Carolina Group will be required to credit the Loews Group with respect to the taxable period ending on December 31, 2000 in the event that the taxable income or loss used to calculate the consolidated income tax asset or liability accruals for taxes currently payable set forth on the financial statements of the Carolina Group differs from the Carolina Group taxable income or loss reflected in the 2000 income tax return of the consolidated group, and (ii) consolidated income taxes resulting from audit adjustments or other tax contests will be determined on a stand-alone basis. For example, the Carolina Group will be required to credit the Loews Group in the event that a loss or deduction attributable to the Carolina Group for such a period is disallowed.

3. Corporate Opportunities. The Board will allocate any business opportunities and operations, any acquired assets and businesses and any assumed liabilities between the Loews Group and the Carolina Group, in whole or in part, as it considers to be in the best interests of Loews and its shareholders as a whole and as contemplated by the provisions of these policies. To the extent a business opportunity or operation, an acquired asset or business, or an assumed liability would be suitable to be undertaken by or allocated to either Group, it will be allocated by the Board in its business judgment or in accordance with procedures adopted by the Board from time to time to ensure that decisions will be made in the best interests of Loews and its shareholders as a whole. Any such allocation may involve the consideration of a number of factors that the Board determines to be relevant, including, without limitation, whether the business opportunity or operation, the acquired asset or business, or the assumed liability is principally within the existing scope of a Group’s business and whether a Group is better positioned to undertake or have allocated to it such business opportunity or operation, acquired asset or business or assumed liability.

4. Dividend Policy. Subject to the limitations set forth in the Charter, including any preferential rights of any series of preferred stock of Loews, and to the limitations of applicable law, holders of shares of Loews common stock or Carolina Group stock will be entitled to receive dividends on such stock when, as and if authorized and declared by the Board. The payment of dividends on the Loews common stock or the Carolina Group stock will be a business decision to be made by the Board from time to time based upon the results of operations, financial condition and capital requirements of Loews and such other factors as the Board considers relevant. Payment of dividends on the Loews common stock and the Carolina Group stock may be restricted by loan agreements, indentures and other transactions entered into by Loews from time to time.

5. Financial Reporting. Loews will prepare and include in its filings with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, consolidated and consolidating financial statements of Loews and combined financial statements of the Carolina Group (for so long as the Carolina Group stock is outstanding). The combined financial statements of the Carolina Group will reflect the combined financial position, results of operations and cash flows of the businesses attributed thereto and in the case of annual financial statements shall be audited.

6. Definitions. Capitalized terms not defined in this policy statement shall have the meanings set forth in the Charter. References throughout this policy statement to “ARTICLES,” set in all capital letters, are references to ARTICLES in the Charter.

6.1 Charter.

“Charter” means the Restated Certificate of Incorporation of Loews, as amended from time to time.

6.2 Loews common stock.

“Loews common stock” means the Loews common stock as defined in ARTICLE FOURTH of the Charter.

6.3 Loews Group.

“Loews Group” means the Loews Group as defined in Part B of ARTICLE FOURTH of the Charter.

6.4 Carolina Group.

“Carolina Group” means the Carolina Group as defined in Part B of ARTICLE FOURTH of the Charter.

6.5 Carolina Group stock.

“Carolina Group stock” means the Carolina Group stock as defined in ARTICLE FOURTH of the Charter.

7. Amendment and Modification of these Policies. These policies and any resolution implementing the provisions hereof may at any time and from time to time be amended, modified or rescinded by the Board, and the Board may adopt additional or other policies or make exceptions with respect to the application of these policies in connection with particular facts and circumstances, all as the Board may determine, consistent with its fiduciary duties to Loews and all of its shareholders.